Exhibit 99.2

SUMMARY OF TERMS OF LÉO APOTHEKER EMPLOYMENT AGREEMENT

Position and Term

Apotheker will commence employment as HP’s President and Chief Executive Officer on November 1, 2010 for a term of four years, subject to his obtaining a visa permitting him to work in the United States. At least three months before expiration of his Employment Agreement (the “Agreement”), HP and Apotheker will discuss whether, and under what terms, to renew the Agreement.

Board of Directors

Apotheker will be elected to the HP Board of Directors effective November 1, 2010, and nominated thereafter during each year that he remains employed. Following the termination of his employment, Apotheker will be deemed to have resigned from the Board.

Salary

Apotheker’s annual base salary will be $1.2 million for the first two years. For the next two years, Apotheker’s annual base salary may be reduced if similar reductions apply to substantially all other senior executives, or if necessary to realign his salary with the published policy of the HR and Compensation Committee of the Board regarding the positioning of HP executive pay relative to the applicable peer group of companies.

Annual Bonus

Apotheker’s annual target bonus will be 200% of base salary, with a maximum annual incentive of 500% of base salary for fiscal 2011. Thereafter, the maximum annual incentive percentage will be determined by the Board. The first-year annual bonus is minimally guaranteed based on target-level performance.

Long-Term Incentives

Within 30 days of commencing employment, Apotheker will be granted the following equity awards as the long-term incentive component of his pay on the standard form of agreement applicable to such grants:

1.     76,000 shares of restricted stock, with the restrictions to be released on 50% of the shares on October 31, 2011, and as to the remaining shares on October 31, 2012, assuming Apotheker’s continued employment.

2.     304,000 performance-based restricted units (“PRUs”), with respect to the three-year performance period November 1, 2009 to October 31, 2012; but as to which Apotheker shall only be eligible to participate based on his actual period of service on and after November 1, 2010 (“PRU #1”).

3.     304,000 PRUs for the period November 1, 2010 to October 31, 2013, with performance on the cash-flow metric deemed to have been achieved for the first year (“PRU #2”).

Apotheker shall be eligible for future long-term incentive grants in amounts to be determined in the future, subject to terms and conditions no less favorable than applicable to other senior executives.

Benefits

Apotheker will be eligible to participate in the standard benefits plans offered to employees in the US (401(k), medical, disability, etc.) and to receive perquisites offered to similarly-situated executives. He shall be eligible for at least 25 days of vacation per year. Effective immediately, Apotheker will receive security protection at a level subject to approval of the HR and Compensation Committee. He will also be eligible to use HP aircraft, subject to applicable policies.

Agreement Regarding Confidential Information and Proprietary Developments

Apotheker will be required to sign the version of the standard HP form Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) applicable to senior-level executives resident in California.

Relocation Benefits

On November 29, 2010, HP will pay Apotheker $4.6 million, of which $2.9 million is attributable to relocation expenses and $1.7 million is attributable to foregone non-competition payments. Of this amount, Apotheker will be required to return $2.9 million if he is employed for less than 60 days.

Signing Bonus	On November 29, 2010, HP will pay Apotheker a signing bonus of $4 million. If Apotheker resigns or is terminated for Cause within 18 months, he must repay a pro-rata portion of this bonus.
Sign-On Equity Grants

Within 30 days of commencing employment, Apotheker will be awarded two equity grants on the standard form of agreement applicable to such grants as follows:

1.     80,000 shares of HP restricted stock, with restrictions to be released on 50% of the shares on October 31, 2011, and as to the remaining shares on October 31, 2012, assuming continued employment through those dates.

2.     120,000 PRUs for the period November 1, 2010 to October 31, 2013, with payout based on actual performance, except that the cash flow metric shall be deemed to have been achieved at target for fiscal 2011 (“PRU #3”).

Cash Severance in the Event of a Termination Without Cause

In the event of his termination without Cause, Apotheker will be eligible to receive a cash severance benefit equal to two times the sum of his base pay plus his average bonus received over the prior three years (or the full period of his employment, if less), with payments to be made in substantially equal installments over 18 months.

Treatment of Equity in the Event of a Termination Without Cause

If Apotheker is terminated without Cause during first two years, the following treatment shall apply to his outstanding equity awards:

1.     All restrictions shall be released on the grants of restricted stock;

2.     PRU #1 shall payout, if at all, in the form of shares based on actual performance for the period, assuming his continued service through the end of the performance period;

3.     PRU #2 shall payout, if at all, in the form of shares based on actual performance for the period, assuming his continued service through the end of the performance period, with cash-flow achieved at target during fiscal 2011; and

4.     PRU #3 and any future grants of PRUs awarded during the term of this Agreement shall payout, if at all, pro-rata (based on full months worked during the applicable performance period), and if he has been employed at least two years, with an additional 12 months of service credited to the service used to determine the pro-rata portion of the award.

Definition of “Without Cause”

For purposes of this Agreement, events that could trigger a “Without Cause” termination include, without Apotheker’s consent, his responsibilities, title, or authority being materially reduced; his salary, annual incentive or long-term incentive being materially reduced in violation of Agreement; a change in his principal work location of more than 50 miles; and his failure to be re-elected to the Board. If any such events occur, Apotheker must give HP 90 days notice of such event, and thereafter, HP will have 30 days to cure the condition.

Termination of Severance Payments in Certain Circumstances

Both cash severance benefits and future payout of outstanding PRUs may be terminated if Apotheker materially disparages HP or breaches the ARCIPD, if he accepts employment without prior consent of Board, which consent may be withheld if the Board determines it is reasonably likely he would use or disclose HP confidential or proprietary information in connection with such employment. If benefits are terminated but the Board subsequently determines that violation was curable and was cured, payments shall continue.

Payments in the Event of a Termination for Cause

If Apotheker is terminated for Cause, he shall receive any unpaid base salary up through his termination date, any earned but unpaid annual bonus for a completed fiscal year, and accrued and unused vacation, but no further compensation, including, without limitation, no further vesting or release of any outstanding equity awards.

Definition of “Cause”

For purposes of this Agreement, “Cause” will mean (i) Apotheker’s material neglect (other than as a result of illness or disability) of his duties or responsibilities, or (ii) conduct (including action or failure to act) that he knew or should have known is materially inconsistent with the best interests of, or is materially injurious to, HP.

Non-disparagement

For 12 months following termination of employment, neither Apotheker nor his agents will criticize, disparage or make derogatory remarks about HP, and a mutual obligation will apply to senior-level executives of HP. Truthful statements made in response to legal process are exempt from this prohibition.

Dispute Resolution	All disputes regarding the Agreement will be resolved through binding arbitration.
Indemnification	Apotheker shall be provided the maximum indemnification protection provided under HP’s bylaws and indemnity coverages, on terms generally no less favorable than provided to other senior executives.